CONFIDENTIAL
September 11, 2013

Mr. Ivor J. Evans
Meritor, Inc.
2135 West Maple Road
Troy, MI 48084

Dear Ike:

As Chairman of the Compensation and Management Development Committee (the “Committee”) of Meritor, Inc. (“Meritor” or the “Company”), I am pleased to provide you the proposed terms of compensation for your employment as Chairman, Chief Executive Officer and President of Meritor. If you agree with these terms, please countersign this letter, after which all terms of this letter will be subject to approval by the Meritor Board of Directors and shall not become effective until such approval is received.

Base Salary -- You will receive a base salary of $1,000,000 annually ($83,333 per month) to be paid in semi-monthly installments and prorated for any partial pay period from the effective date of this offer.

Hiring Incentive Award – Effective September 11, 2013, the Company will provide you with a new hire grant of 350,000 performance-based, non-qualified stock options. Stock options will vest upon achieving three (3) separate stock price performance hurdles, provided, however, that in no event shall any stock options vest prior to one (1) year from the date of grant and if one (1) or more of the performance vesting hurdles are achieved prior to one (1) year from the date of grant, then the vesting thereof shall not occur until the first anniversary of the date of grant. Failure to achieve the performance vesting hurdles by September 30, 2016 will result in forfeiture of any of the unvested stock options. Vested stock options will have a term to exercise of five years from the date of grant. The stock price performance hurdles are defined as achieving a thirty (30) trading-day average closing stock price for shares of Meritor common stock as follows:

•	One-third of the grant, or 116,666 stock options, will vest upon the achievement of an average stock price of no less than $12.00 as defined above;

•	One-third of the grant, the second third or 116,667 stock options, will vest upon the achievement of an average stock price of no less than $14.00 as defined above; and

•	One-third of the grant, the final third or 116,667 stock options, will vest upon the achievement of an average stock price of no less than $16.00 as defined above.

September 11, 2013

Notwithstanding the foregoing, should your employment with the Company terminate prior to March 1, 2015, other than with consent by the Board of Directors, all unvested stock options will be forfeited. Termination of employment other than a Termination for Cause (as defined under the Company’s 2010 Long-Term Incentive Plan, as amended (the “LTIP”)) on or subsequent to March 1, 2015 will result in the stock options continuing to vest until September 30, 2016 based on the above performance vesting criteria.

Vesting provisions for the hiring incentive award will be subject to change of control provisions set forth below.

Short-Term and Long-Term Compensation – As part of your employment, you will be eligible to participate in the Meritor Incentive Compensation Plan (“ICP”) with a target award of 100% of your base salary and a maximum opportunity of up to 200% of your base salary based on achievement of Company performance factors as approved under the plan at the beginning of each year; provided, however, that the Committee has the discretion to adjust the award once it is calculated (either upward by up to 50% or downward by up to 100%) based on your performance during the fiscal year. Your participation in the ICP will begin on October 1, 2013 as part of the Fiscal Year 2014 ICP program. Any partial year of active employment will result in a prorated award based on active time worked during the fiscal year.

You will also be eligible to participate in the LTIP on a basis that is reasonably comparable to other Company executive officers as approved by the Board of Directors each year. For the Fiscal Year 2014-2016 cycle, you will be provided with a long-term incentive compensation target award of approximately $4,200,000 for that performance cycle. The amount, mix and general terms and conditions of your long-term incentive compensation awards will be determined by the Committee and approved by the Board of Directors at the beginning of each performance period. For the Fiscal Year 2014-2016 awards, termination of your employment on a voluntary basis by you, other than with consent by the Board of Directors, or by the Company other than in a Termination for Cause (as defined in the LTIP) prior to March 1, 2015 will result in the vesting of shares on a prorated basis based on the number of full and partial months worked prior to termination assuming performance requirements are met. Termination of employment other than in a Termination for Cause on or subsequent to March 1, 2015 will result in the vesting of awards under their approved vesting schedule. The terms and conditions of the long-term incentive awards will be in accordance with the provisions of the LTIP (or any subsequent Plan) and as approved by the Committee.

Vesting provisions for long term incentive compensation awards will be subject to change of control provisions set forth below and defined in the LTIP.

September 11, 2013

Employee Benefits – As an employee of Meritor, you will be eligible to participate in the savings, and health and welfare benefit plans, including short-term and long-term disability programs, that are sponsored by Meritor and generally available to our executive employees for the time which you are employed. As the Chief Executive Officer of Meritor, you shall also be entitled to receive cash in lieu of perquisites in the amount of $34,000 annually. Your participation in the benefit plans and programs is determined by the terms and provisions of these plans and programs, as they may be amended from time to time.

Change in Control Protection – In the event of a Change of Control (as defined in the LTIP), although you will not be eligible for cash severance related to your base salary and ICP opportunity, you will be eligible for vesting and payment of equity awards and awards under cash performance plans under the LTIP in accordance with the terms of that plan and the related grants and agreements.

Sincerely,

/s/ William R. Newlin
William R. Newlin

Agreed to:

_/s/ Ivor J. Evans
Ivor J. Evans
Dated: September 11, 2013